UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

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Legacy Education Alliance, Inc.

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Legacy Education Alliance, Inc.

1612 Cape Coral Parkway East

Cape Coral, Florida 33904

Notice of Annual Meeting of Stockholders

April 28, 2016

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Legacy Education Alliance, Inc., which will be held Thursday, June 9, 2016, at 10:00 a.m. Eastern Time, at the Hampton Inn & Suites – Cape Coral/Fort Myers Area, FL, 619 S.E. 47th Terrace, Cape Coral, FL 33904.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.

It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible using the options available to you as described in our proxy statement.

At the meeting, you will be asked to:

●	To elect the individuals that have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected;

●	To ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2016 fiscal year ending December 31, 2016; and

●	To approve the compensation of the Company’s named executive officers on an advisory, non-binding basis (say-on-pay).

Our Board of Directors has fixed the close of business on April 27, 2016 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 1612 Cape Coral Parkway East, Cape Coral, Florida, 33904. We will mail a copy of our Proxy Materials and our 2015 Annual Report on or about May 10, 2016.

On behalf of management and the board of directors, we thank you for your continued interest in Legacy Education Alliance, Inc.

Very truly yours,

Anthony C. Humpage

Chief Executive Officer and Director

PROXY SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement before voting.

In this Proxy Statement, references to the “Company,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

ANNUAL MEETING INFORMATION

Time and Date:	Thursday, June 9, 2016, at 10:00 a.m. Eastern Time

Location:	Hampton Inn & Suites – Cape Coral/Fort Myers Area, FL, 619 S.E. 47th Terrace, Cape Coral, FL 33904

Record Date:	April 27, 2016

Voting:	Each share of our Common Stock outstanding at the close of business on April 27, 2016 has one vote on each matter that is properly submitted for a vote at the 2016 Annual Meeting

AGENDA AND VOTING RECOMMENDATION

●	To elect the individuals that have been nominated by the Nominating and Corporate Governance Committee of our Board of Directors to serve on our Board of Directors, subject to the provisions of our Bylaws, until our next Annual Meeting or until their respective successors are duly elected;

●	To ratify the appointment by our Board of Directors of MaloneBailey LLP as our independent registered public accounting firm for our 2016 fiscal year ending December 31, 2016; and

●	To approve the compensation of our named executive officers on an advisory, non-binding basis (say-on-pay).

EXECUTIVE SUMMARY

2015 Financial and Operating Results

In 2015, management achieved several significant milestones in growing the business and delivering returns to our stockholders. Our overarching strategy in 2015 was comprised of the following: continued development of our U.S. businesses, development of our International segment, security and longevity of our brands, fulfilling our customer obligations, enhanced eLearning, consistent quality assurance and continued professional development. Among our strategic accomplishments for 2015 was the development and growth of our International segment in which revenue increased $2.5 million or 68.6% and cash sales increased $7.9 million or 127.7%. Our overall consolidated cash sales increased $12.2 million or 14.9%

Additionally, in 2015 we:

●	Opened new offices in South Africa and Hong Kong, as well as expanding our portfolio of brands tailored to the needs of our international markets;

●	Our class attendance, or fulfillment, which helps to drive revenue recognition, increased $3.1 million or 5%;

●	Expanded our delivery model to include online courses that are available through our proprietary online student portal;

●	Implemented our symposium-style course delivery model, where we hold multiple advanced courses in one location, allowing us to achieve certain economies of scale that reduce cost and improve margins, while accelerating U.S. GAAP revenue recognition, but at the same time these symposiums also significantly enhance our students' learning experiences; and

●	We continued to expand our product portfolio globally.

We delivered strong financial and operational performance in 2015, despite facing challenging business and economic environments.

On a U.S. GAAP basis, revenue for the fiscal year ended December 31, 2015 was down year-over-year at $87.2 million from $96.5 million. However, cash sales were $94.1 million for the year ended December 31, 2015 compared to $81.9 million for the year ended December 31, 2014, an increase of $12.2 million or 14.9%. We believe that cash sales are the best metric to determine our operating performance, as revenue recognition under U.S. GAAP occurs when our students attend their courses or the term for taking the course expires, which could be several quarters after the student purchases their program and pays their fee.

In the fourth quarter, which is historically our weakest quarter due to Thanksgiving and the winter holiday period, cash sales increased 21.0% year-over-year to $23.3 million, up from $19.5 million in the fourth quarter of 2014.

Another important metric to evaluate operating performance is fulfillment. Fulfillment occurs when customers take their classes they’ve purchased, which increases our U.S. GAAP revenue recognition. During 2015, this metric was negatively impacted by a change in our revenue recognition policy with regards to DVD fulfillment that went into effect in 2014. Despite this negative impact, which came in at a decline of $13.9 million in 2015, overall net fulfillment increased 5.0% or $3.1 million. Closely related to fulfillment is our revenue recognition from expired contracts, which also increased 13.0% or $1.5 million year-over-year.

Our total operating costs and expenses were $90.3 million in 2015, compared to $90.9 million in 2014, a decrease of $600,000, or 1.0%. This was primarily driven by a $1.6 million decrease in general and administrative expenses, as well as lower advertising and sales expense of $1.2 million, and an $800,000 reduction in royalty expenses. These declines were partially offset by an increase in direct course expense of $3 million.

Net income on a U.S. GAAP basis for fiscal year 2015 was a net loss of $2.7 million or $0.12 per basic and diluted common share, compared to a net income of $7.4 million or $0.45 per basic and $0.42 per diluted share, in 2014. Net loss was negatively impacted by the previously discussed $13.9 million decline in recognition of revenue which was due to the change in our revenue recognition policy with regards to DVD fulfillment, whereas the prior year was positively impacted by $20.9 million or $1.33 per basic common share or $1.26 per diluted common share due to the same policy change.

Net cash provided by operating activities was $2.8 million in 2015, compared to a net use of cash of $1.7 million in 2014. This represents a $4.5 million increase in cash from operations.

Financial and operational highlights from 2015 include the following:

2015 FINANCIAL HIGHLIGHTS

	FY15	FY14	Change
Revenue	$87,161	$96,508	(9.69)%
Operating Income/(Loss)	$(3,096)	$5,569	(155.59)%
Net Income/(Loss)	$(2,726)	$7,365	(137.01)%
Earnings Per Share	$(0.12)	$0.45	(126.67)%
Cash Sales	$94,135	$81,947	14.87%
Operating Cash Flow	$2.8	$(1.7)	265.00%
All Figures end in 000

EXECUTIVE COMPENSATION HIGHLIGHTS

During 2015 we continued the cash compensation program that was adopted by Tigrent Inc.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors met nine times during 2015. We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice.

PROXY STATEMENT

TABLE OF CONTENTS

I.	Annual Meeting Information		1

II.	Proposal I - Election of Directors		4

III.	Corporate Governance		6
	¡	Board Leadership Structure	6
	¡	Code of Business Conduct and Ethics	7
	¡	Director Independence	7
	¡	Board Meetings and Committees	7
	¡	Director Nomination Process	9
	¡	Risk Oversight	9
	¡	Related Transactions	9
	¡	Communications with Directors	10

IV.	Director Compensation		10

V.	Securities Ownership of Management, Directors and Certain Other Persons		11

VI.	Proposal II - Ratification of Independent Registered Public Accounting Firm		12
	¡	Fees to Independent Auditor for Fiscal Year 2015	13
	¡	Audit Committee Report	14

VII.	Proposal III - Advisory Vote on Executive Compensation (Say on Pay)		16

VIII.	Compensation Discussion and Analysis		17
	¡	Compensation Committee Report	21

IX.	Other Matters		22
	¡	Cost of Soliciting Your Proxy	22
	¡	Other Business	22
	¡	Stockholder Proposals for the 2017 Annual Meeting	22
	¡	Stockholders Sharing an Address	22
	¡	Disclaimer	22

PROXY STATEMENT

We are making this Proxy Statement available in connection with the solicitation of proxies by our Board of Directors for the 2016 Annual Meeting of Stockholders. This Proxy Statement is being made available to our stockholders on or about April 27, 2016. In this Proxy Statement, references to the “Company,” “we,” “our” or “us” are to Legacy Education Alliance, Inc., a Nevada corporation (“Legacy”), which was formerly known as Priced In Corp., and, unless the context otherwise requires, together with its wholly-owned subsidiary, Legacy Educational Alliance Holdings, Inc., a Colorado corporation (“Legacy Holdings”), other operating subsidiaries and any predecessor of Legacy Holdings, including Tigrent Inc., a Colorado corporation.

I. ANNUAL MEETING INFORMATION

When and where is the Annual Meeting?

We will hold the annual meeting on Thursday, June 9, 2015 at 10:00 a.m. Eastern Time, at the Hampton Inn & Suites – Cape Coral/Fort Myers Area, FL, 619 S.E. 47th Terrace, Cape Coral, FL 33904

What is the admissions process?

Only record or beneficial owners of our Common Stock, par value $0.0001 per share (our “Common Stock”) as of the Record Date, as defined below, or their proxies, may attend the annual meeting in person. When you arrive at the annual meeting, you must present personal identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

What am I voting on?

At the Annual Meeting you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below:

Proposal	Board Recommendation
1. To elect the individuals that have been nominated by our Nominating and Corporate Governance Committee to serve on our Board of Directors, subject to the provisions of our Bylaws, until the next Annual Meeting or until their respective successors are duly elected.	FOR each Director Nominee

2. To ratify the appointment of MaloneBailey LLP as our independent registered public accounting firm for our 2016 fiscal year ending December 31, 2016.	FOR

3. To approve the compensation of our named executive officers on an advisory, non-binding basis (say-on-pay).	FOR

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You may vote to “withhold” on all or any of the director nominees, and you may vote “abstain” for any other proposal. Shares voting “withhold”, and broker non-votes with respect to any nominee for director will be excluded entirely from such vote and will have no effect on the election of directors. Shares voting “abstain” on the other proposals will be counted as present at the annual meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal. Broker non-votes will not be counted in determining the results of the votes on the majority voting proposal or the say-on-pay proposal but will be counted as present at the annual meeting for purposes of determining a quorum.

Who are Record and Beneficial Owners?

If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered, with respect to those shares, to be a stockholder of record, and our annual meeting materials are being sent to you directly by us. As the stockholder of record, you have the right to grant your voting proxy or to attend the meeting and vote in person. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of those shares held in “street name” and your broker or nominee is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares.

What is the Record Date?

The Record Date for the annual meeting is April 27, 2016. Record and beneficial owners may vote all shares of our Common Stock they owned as of the close of business on that date. Each share of Common Stock entitles you to one vote on the election of each of the Directors nominated for election and one vote on each other matter voted on at the annual meeting. On the Record Date [21,845,927] shares of Common Stock were outstanding. We need a quorum consisting of a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the annual meeting.

How do I submit voting instructions for stock held through a broker?

If you hold shares of Common Stock through a broker, bank or other nominee, you must follow the voting instructions you receive from your broker, bank or nominee. If you hold shares of Common Stock through a broker, bank or other nominee and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from the record holder of your shares and present it at the Annual Meeting. If you do not vote in person at the Annual Meeting or submit voting instructions to your broker, your broker may still be permitted to vote your shares on certain routine matters. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on each Company’s proposal to elect director(s), the broker may not exercise discretion to vote for or against such proposal. These shares will not be counted as having been voted on such proposal. With respect to each Company’s proposal to ratify the independent registered public accounting firm, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank, broker or nominee so your vote can be counted.

How do I submit voting instructions for stock held in my name?

If you hold shares as a record holder, you may vote by submitting a proxy for your shares by mail or by voting in person at the annual meeting as described on the proxy card. Submitting your proxy will not limit your right to vote in person at the annual meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your instructions. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations.

How do I revoke my proxy?

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904, attention: Corporate Secretary; (2) submitting a later proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting.

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If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2016 Annual Meeting or revoke or change your vote that has been indicated on your proxy. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2016 Annual Meeting for stockholders of record.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Proposal	Vote Required
1. Election of Directors	Majority of Votes Cast
2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast
3. Say on Pay	Majority of Votes Cast

Are there any controlling stockholders?

One of our stockholders, Tigrent Inc., owns approximately 73.2% of the Common Stock as of the Record Date and, accordingly, will have the right to control each vote that is submitted to our stockholders. Your vote is important to our Board of Directors and we are providing this proxy statement to solicit your vote.

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II. Proposal I - ELECTION OF DIRECTORS

Our Board of Directors is elected on an annual basis. The number of our directors is specified by our Bylaws as at least one. As of the date of our Annual Meeting, our Board of Directors will consist of four (4) members and each director who is elected will be elected for a term of one (1) year. Each director will hold his or her office, subject to the provisions of our Bylaws, until his or her successor has been duly elected or appointed and qualified or their earlier resignation, death or removal.

Our Board of Directors believes that the qualifications of the nominees, as set forth in their biographies which are provided below, gives them the qualifications and skills to serve as a director of our Company. All of the nominees as directors have strong business backgrounds. Our Board of Directors also believe that each of the nominees has other key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led our Board of Directors to conclude that such person should serve as a director appears on the following pages.

Approval for Proposal I require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. The election for each director will be in sequence so that there are four (4) elections, each for one director. Each stockholder may cast any or all of their votes in each such election for each director. Voting is not cumulative and votes that are not cast for or against one director cannot be cast for or against any other director. Shares voting “withhold”, and broker non-votes with respect to any nominee for director will be excluded entirely from such vote and will have no effect on the election of directors. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU FOR THE ELECTION OF EACH
OF THE FOLLOWING DIRECTOR NOMINEES

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Nominees for Election at the 2015 Annual Meeting

James K. Bass Age 59 Director since 2010 Board Committee(s): - Compensation Committee (Chair)	Mr. Bass has served as a Director since November 10, 2014, and as a director of our predecessor since May 3, 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment, where he serves as Chairman of the Compensation Committee. Additionally, since October 2010, Mr. Bass has been a director at Mercury Computer Systems, a provider of open, commercially developed, application- ready, multi-INT subsystems for the Intelligence, Surveillance and Reconnaissance (ISR) market. Mr. Bass holds a B.S.M.E. degree from Ohio State University (1979).

Peter W. Harper Age 54 Director since 2015 Board Committee(s): - Audit Committee (Chair) - Compensation Committee (Member)	Mr. Harper was appointed to the Board and chairman of the Company's Audit Committee on December 1, 2015. He has more than 30 years of public, private-equity backed and global company experience in the retail, insurance, electronic manufacturing and consumer products industries. He is currently the President and Chief Financial Officer at Twin-Star International, a Home Furnishings Company. Prior to joining Twin-Star in 2013, Harper served as CFO at Scottsdale Insurance from 2005 to 2012 and Suntron Corporation from 2000 to 2005. Prior to that he had senior finance positions at Iomega Corporation and General Electric. Harper received a BS from San Jose State University in 1983.

Anthony C. Humpage Age 61 Director since 2012 Board Committee(s): - Nominating & Corporate Governance Committee (Member) - Chief Executive Officer	Mr. Humpage has served as our Chief Executive Officer and Director since November 10, 2014 and a director of Legacy since November 10, 2014. Mr. Humpage has been the CEO of our predecessor since September 4, 2012 and has been a member of the Board of Directors of our predecessor since May 23, 2012. Mr. Humpage was previously Executive Vice President and Chief Financial Officer of Government Liquidation, the leading online auction website for federal government surplus and scrap assets, from 1998 to 2011. Earlier in his career, he worked in the construction materials, manufacturing and professional service industries specializing in early-stage and troubled organizations. A certified public accountant and a British chartered accountant, Mr. Humpage holds a MBA Finance degree from Western International University (1995).

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Cary Sucoff Age 63 Director since 2015 Board Committee(s): - Nominating & Corporate Governance Committee (Chair) - Audit Committee (Member)

Mr. Sucoff was elected to the Board on July 16, 2015. He has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Mr. Sucoff currently owns and operates Equity Source Partners, LLC an advisory and consulting firm. He has participated in the financings of hundreds of public and private companies. Mr. Sucoff currently serves on the following Boards of Directors: Contrafect Corp. (CFRX), SpendSmart Networks, Inc. (SSPC) and root9B Technologies (RTNB). In addition, Mr. Sucoff currently serves as a consultant to Multimedia Platforms, Inc. (MMPW). Mr. Sucoff is the President of New England Law/Boston and has been a member of the Board of Trustees for over 25 years. He is the Chairman of the Endowment Committee. From 2010 through 2013 Mr. Sucoff was a member of the Adjunct Faculty of New England Law/Boston where he taught a senior seminar entitled “Perspectives In Law: Lawyers as Entrepreneurs and as Representatives of Entrepreneurs”. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978.

III. CORPORATE GOVERNANCE

Board Leadership Structure

We have determined that having an independent director serve as the Chairman of the Board of Directors is in the best interests of our stockholders at this time, and that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. This structure ensures a greater role for the independent directors in the oversight of us and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We are not required to have any independent directors under federal securities laws, state law or under the rules of any exchange. We have a majority of our board of directors as a matter of preferred corporate practice.

Our Board of Directors operates by majority vote. We have 5 regular meetings of our Board of Directors and any director may call a special meeting of our Board of Directors upon notice. In addition, our Board of Directors may take action by written consent in accordance with our Bylaws.

Our Board of Directors oversee and monitor our operations and develop and direct the implementation of our business strategy. In connection with these endeavors, our Board of Directors will rely on information, opinions, reports, books of account or statements, including financial statements and other financial data, that are prepared or presented by one or more of our directors, officers or employees reasonably believed to be reliable and competent in the matters prepared or presented; counsel, public accountants, financial advisers, valuation advisers, investment bankers or other persons as to matters reasonably believed to be within the preparer’s or presenter’s professional or expert competence; or a committee on which the director or officer relying thereon does not serve, as to matters within the committee’s designated authority and matters on which the committee is reasonably believed to merit confidence, but a director is not entitled to rely on such information, opinions, reports, books of account or statements if the director has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.

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Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. This Code of Business Conduct and Ethics may be found on our website at www.legacyeducationalliance.com.

Director Independence

The Board of Directors has determined that each of our directors, except our Chief Executive Officer, Anthony C. Humpage, qualifies as an “independent director.” Currently, our independent directors are James K. Bass, Peter W. Harper and Cary Sucoff. If the nominees proposed in this proxy are elected, James K. Bass, Peter W. Harper and Cary Sucoff will serve as our independent directors. Because our Common Stock is not currently listed on a national securities exchange, we have used the definition of independence of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an independent director is a person other than an officer or employee of the Company or any other individual having a relationship with the Company that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be independent if:

○     The director is, or at any time during the past three years was, an employee of the Company;

○     The director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

○     A family member of the director is, or at any time during the past three years was, an executive officer of the Company;

○     The director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

○     The director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

○     The director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

Our Board of Directors believe that the qualifications of the directors, as set forth in their biographies which are listed above and briefly summarized in this section, gives them the qualifications and skills to serve as a director of our Company. All of our directors have strong business backgrounds. The Board also believes that each of the directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

Board Meetings and Committees

We are not required under the Exchange Act to maintain any committees of our Board of Directors. We have formed certain committees of our board as a matter of preferred corporate practice. We have an audit committee, a compensation committee and a corporate governance and nominating committee. In the 2015 fiscal year, our Board of Directors held eleven  meetings at which each of the directors then in office attended.

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Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

○     Monitors the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

○     Assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

○     Provides a medium for consideration of matters relating to any audit issues; and

○     Prepares the Audit Committee report that the rules require be included in our filings with the SEC.

The members of our Audit Committee are Mr. Harper and Mr. Sucoff, and Mr. Harper serves as the Chairman. The Board of Directors has determined that each director serving on the Audit Committee qualifies as “independent” under the NASDAQ listing rules, and that Mr. Harper further qualifies as an “audit committee financial expert,” as such term is defined in the applicable rules of the Exchange Act. Our Audit Committee has a written charter available on our website at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2015:  4

Compensation Committee. Our Compensation Committee oversees our executive compensation plans and programs and reviews and recommends changes to these plans and programs, monitors the performance of the Chief Executive Officer and other senior executive officers in light of corporate goals set by the committee, reviews and approves the compensation of the Chief Executive Officer and other senior executive officers and reviews management succession planning.

The members of our Compensation Committee are Mr. Bass and Mr. Harper, and Mr. Bass serves as the Chairman. The Board of Directors has determined that each director serving on the Compensation Committee qualifies as “independent” under the NASDAQ listing rules. Our Compensation Committee has a written charter available on our website at www.legacyeducationalliance.com.

Number of Meetings in fiscal 2015:  2

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee develops and recommends to the Board of Directors a set of corporate governance principles applicable to us, identifies qualified individuals to become members of the Board, selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders, receives comments from all directors and reports annually to the Board with assessment of the Board’s performance and prepares and supervises the Board’s annual review of director independence.

The members of our Nominating and Corporate Governance Committee are Mr. Humpage and Mr. Sucoff, and Mr. Sucoff serves as the Chairman. The Board of Directors has determined that Mr. Sucoff qualifies as “independent” under the NASDAQ listing rules. Our Nominating and Corporate Governance Committee has a written charter available on our website at www.legacyeducationalliance.com.

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Number of Meetings in fiscal 2015:  2

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. The Nominating and Corporate Governance Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations.

The Board of Directors considers a number of diversity factors in evaluating director candidates including, without limitation, professional experience, education, race, gender and national origin, but does not assign any particular weight or priority to any particular factors.

In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board of Director’s effectiveness.

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board of Directors evaluation process and other perceived needs of the Board of Directors.

Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors exercises its risk oversight function through the full Board of Directors and each of its committees. The Audit Committee of the Board of Directors takes an active risk oversight role by meeting with the Company’s senior management team on a regular basis and reviewing and approving key risk policies and risk tolerances. The Audit Committee is responsible for ensuring that the Company has in place a process for identifying, prioritizing, managing, and monitoring its critical risks. Furthermore, the Board of Directors, with input from the Audit Committee, regularly evaluates our management infrastructure, including personnel competencies and technologies and communications, to ensure that key risks are being properly evaluated and managed. Finally, the Compensation Committee of the Board of Directors reviews any risks associated with the Company’s compensation practices. In the Compensation Committee’s view, our compensation policies do not encourage risk-taking, in part because the compensation packages are weighted towards long-term vesting equity as opposed to cash or immediately vested equity awards.

Related Transactions.

Transactions with Related Persons.

There were no transactions during 2015 between the Company and its executive officers, directors, nominees, principal shareholders and other related parties involving amounts in excess of $120,000 or which the Company has chosen to voluntarily disclose.

There are currently no proposed transactions in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). This Related Person Policy may be found on our website at www.legacyeducationalliance.com.

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Related Person Transactions Policy.

Our Board has adopted a written policy for the review and the approval or ratification of any related person transaction. Under the policy, a “related person” is any (1) director, nominee for director or executive officer of the Company and any Immediate Family Member of such person, and (2) any holder of 5% or more of any class of outstanding equity securities of the Company and any Immediate Family Member such person. The policy defines an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) the Company or its subsidiaries or affiliates is a participant, and (3) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy requires that with regards to any such transaction, the Audit Committee will review the material facts of all Interested Transactions that require the Committee’s approval and either approve or disapprove of the entry into the Interested Transaction, subject to certain exceptions described in the Policy.

Communications with Directors

All communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Corporate Secretary, 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

IV. DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required of members of the Board. We also consulted with an independent compensation consultant and this compensation reflects his recommendations.

Our employee directors do not receive any additional compensation for serving on the Board. During 2015, our only employee director was Anthony C. Humpage.

Each non-employee director received a quarterly retainer of $12,500 each of the quarters in fiscal year 2015. Non-employee directors are reimbursed for expenses incurred in attending Board meetings.

Murray A. Indick received an additional $5,000 per quarter for his services as Chairman of our Board of Directors in 2015. Mr. Indick retired from the Board of Directors and as Chairman of the Board effective on July 16, 2015. Mr. Bass was elected as the Chairman of the Board following the adjournment of the Annual Meeting of Stockholders.

James K. Bass received an additional $3,750 per quarter for fiscal year 2015 for his services as Chairman of our Compensation Committee.

Marc Scholvinck received an additional $3,750 per quarter for his services as Chairman of our Audit Committee during 2015.

In addition to receiving a quarterly retainer, directors have been generally eligible to receive sign-on and annual equity awards through stock or options. We have adopted an equity incentive plan that was approved by the stockholders at our annual meeting of stockholders on July 16, 2015 for equity based incentives under the Company’s 2015 Equity Plan (the “2015 Incentive Plan”).

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Total compensation attributable to each non-employee director during 2015, which excludes reimbursable expenses, was as follows:

	Fees earned or paid	Stock awards
Name	in cash ($)	($)(1)	Total ($)
James K. Bass	$78,858	$15,000	$93,858
Peter Harper	$5,597	$15,000	$20,597
Murray A. Indick	$39,255	0	$39,255
Marc Scholvinck	$48,750	0	$48,750
Cary Sucoff	$31,061	$15,000	$46,061

(1)	Each non-employee director was granted restricted shares of common stock on August 26, 2015 which vest over two years.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS AND CERTAIN OTHER PERSONS

The following table sets forth the beneficial common stock ownership as of December 31, 2015 (i) of each person known by us to be the beneficial owner of five percent or more of our common stock, (ii) by each of our directors and Named Executive Officers and directors and (iii) by all directors and Named Executive Officers as a group.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days.

Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. This table is based upon information supplied to us by our Named Executive Officers, directors and principal stockholders and/or contained in reports filed by these persons with the SEC.

Name	Amount of Beneficial Ownership of Common Stock	Percent of Common Stock (1)
Tigrent Inc. (2)	16,000,000	73.2%
All directors and executive officers as a group	885,486	4.1
Andrew Glashow (3)	1,442,335	6.6%

(1)	Based on 21,845,927 shares of Common Stock issued and outstanding as of December 31, 2015.

(2)	The address of Tigrent Inc. is 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

(3)	The securities are held by New World Merchant Partners LLC. The address is 700 White Plains Road, Suite 317, Scarsdale, New York 10583. Andrew Glashow has the exclusive voting power, which includes the power to vote, or to direct the voting of, the shares of common stock and the exclusive investment power, which includes the power to dispose, or to direct the disposition of, the shares of common stock.

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Our officers and three of the directors are also the officers and directors of our parent company, Tigrent Inc. The security ownership of our officers and directors of Tigrent Inc.’s shares of stock is reflected in the following table:

Name and Address of Beneficial Owner of Tigrent Inc.	Amount and Nature of Beneficial Ownership(1)	Percent Of class
Named Executive Officers and directors:
Anthony C. Humpage (2)	3,319,882	20.8
Christian Baeza	0	*
Iain Edwards	0	*
Charles F. Kuehne (3)	200,000	1.3
James E. May	200,000	1.3
Murray A. Indick (4)	65,800	*
James K. Bass (5)	110,000	*
Marc Scholvinck (6)	60,000	*
Named Executive Officers and directors as a group (eight persons)	3,955,682	24.7

*	Less than 1%

(1)	Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. The address for each Named Executive Officer and director is care of Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904. As of December 31, 2015, Tigrent Inc. had 15,983,469 shares issued and outstanding, including the voting shares affiliated with unvested restricted shares. This table is based upon information supplied to us by our Named Executive Officers, directors and principal stockholders and/or contained in reports filed by these persons with the SEC.

(2)	Includes restricted common shares held in escrow with four (4) year cliff vesting but which may be voted in the interim. Also includes three 50,000 share tranches based on performance where each tranche will vest provided performance goals are met but which may be voted in the interim.

(3)	Includes 100,000 restricted common shares held in escrow with four (4) year cliff vesting but which may be voted in the interim. Mr. Kuehne retired effective June 8, 2015 which triggered the vesting of the shares as per an agreement.

(4)	Includes restricted shares for independent director services. Mr. Indick retired effective July 16, 2015 which triggered the final tranche of restricted shares to vest. The 10,000 underlying vested common stock options were forfeited effective October 14, 2015 as a result of Mr. Indick’s resignation.

(5)	Includes awards of 15,000 restricted shares for independent director services but which may be voted in the interim.

(6)	Consists of restricted shares for independent director services but which may be voted in the interim. Mr. Scholvinck resigned effective September 29, 2015 which triggered the final tranche of restricted shares to vest.

VI. PROPOSAL II - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed MaloneBailey LLP (“MaloneBailey”) as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Services provided to Legacy Education Alliance, Inc. by MaloneBailey for fiscal year 2016 are described under “Fees to Independent Registered Public Accounting Firm for Fiscal Years 2016” below.

Stockholder ratification of the appointment of MaloneBailey as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the appointment of MaloneBailey to the stockholders for ratification as a matter of good corporate governance practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Legacy Education Alliance, Inc. and our stockholders.

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The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of MaloneBailey.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU FOR THE RATIFICATION OF

THE AUDIT COMMITTEE’S APPOINTMENT OF MALONEBAILEY AS OUR

INDEPENDENT AUDITOR FOR 2016

Fees to Independent Auditor for Fiscal Year 2015

The following table presents fees for professional audit services rendered by MaloneBailey, our current independent auditor for the audit of our Consolidated Financial Statements for 2015, and fees billed for other services rendered.

	Years ended December 31,
	2015	2014
	(in thousands)
Audit fees – MaloneBailey LLP (1)	$240	$265
Audit fees – Crowe Horwath LLP (2)	44	575
Tax fees – Crowe Horwath LLP (3)	8	28
All other fees – Crowe Horwath LLP	—	5
Total fees (4)	$292	$873

(1)	2015 audit fees included approximately $125,000 of accrued audit fees pertaining to our 2015 fiscal year audit to be billed by MaloneBailey LLP in 2016. 2014 audit fees included approximately $210,000 of accrued audit fees pertaining to our 2014 fiscal year audit billed by MaloneBailey LLP in 2015.

(2)	Includes approximately $550,000 paid to Crowe Horwath LLP in 2014 for PCAOB-compliant audits of our fiscal years 2013 and 2012.

(3)	Primarily relates to tax compliance, tax advice and tax planning.

(4)	The primary driver for our 2014 professional audit services fees relates to the significant amount of work required associated with our merger transaction in 2014.

Audit Fees

This category includes the review of three interim quarterly financial statements and the audit of Legacy Education Alliance, Inc.’s annual financial statements, for the twelve month periods ended December 31, 2015. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control matters.

Tax Fees

This category consists of expenses incurred by the auditors directly connected to the audit that are passed on to the Company.

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Audit-Related Fees

This category consists of assurance and related services by the auditors that are reasonably related to the performance of the audit or review of Legacy Education Alliance, Inc.’s financial statements that are not reported above under “Audit Fees.”

The Audit Committee has implemented a policy for the pre-approval of financial statement audit and review services to be provided to the Company by its independent auditors. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines. Pre-approvals of designated services are generally effective for the succeeding 12 months.

Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service unless the Audit Committee approves a longer period.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter is available on our website at the “Corporate Governance” link under the “Investors” link at www.legacyeducationalliance.com. The Audit Committee is responsible for the oversight of the integrity of the Company’s consolidated financial statements, the Company’s system of internal control over financial reporting, the Company’s risk management, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor), the performance of the Company’s internal auditor and independent auditor and the Company’s compliance with legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditor. In making such determinations, the Audit Committee considers, among other things, the recommendations of management of the Company. The Board has determined that all of the Audit Committee’s members are independent under the applicable independence standards of the Exchange Act.

The Audit Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent auditor, MaloneBailey, LLP, is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee the financial reporting process and the Company’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.

The Audit Committee held four meetings during 2015, and has met in 2016 to discuss the Company’s financial statements for the year ended December 31, 2015. With respect to the year ended December 31, 2015, the Audit Committee, among other things:

●	reviewed and discussed the Company’s quarterly earnings releases;

●	reviewed and discussed (i) the quarterly unaudited consolidated financial statements and related notes and (ii) the audited consolidated financial statements and related notes for the year ended December 31, 2015 with management and MaloneBailey, LLP;

●	reviewed and discussed the annual plan and scope of work of the independent auditor;

●	reviewed and discussed the annual plan and scope of work of the internal auditor and summaries of significant reports to management by the internal auditor;

●	met with MaloneBailey, LLP, the internal auditor, the General Counsel and Company management in executive sessions;

●	reviewed and discussed certain critical accounting policies; and

●	reviewed business and financial market conditions, including an assessment of risks posed to the Company’s operations and financial condition.

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The Audit Committee discussed with MaloneBailey, LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Public Company Accounting Oversight Board AU 380 (Communications with Audit Committees). These reviews included discussions with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in the Company’s consolidated financial statements, including the disclosures relating to critical accounting policies.

MaloneBailey, LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding its communications with the Audit Committee concerning independence, and represented that it is independent from the Company. The Audit Committee discussed with MaloneBailey, LLP their independence from the Company and considered if services they provided to the Company beyond those rendered in connection with their audit of the Company’s consolidated financial statements, and reviews of the Company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q compromise independence.

During 2015, the Audit Committee received regular updates on the amount of fees and scope of audit and audit-related services provided. In addition, the Audit Committee reviewed and approved audit and non-audit services provided by MaloneBailey, LLP pursuant to the preapproval policies and procedures set forth in the Audit Committee Charter related to the provision of audit and non-audit services by the independent auditors.

Based on the Audit Committee’s review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K. The Audit Committee also appointed MaloneBailey, LLP as the Company’s independent auditor for 2016 and are presenting the appointment to the stockholders for ratification.

The Audit Committee

Peter W. Harper, Chair

Cary Sucoff

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VII. PROPOSAL III - ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY ON PAY)

The following proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as discussed in this proxy statement. This vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

The compensation program for our named executive officers is designed to attract, retain and motivate our executives who are critical to our success and to align the interests of our executives with those of our stockholders. They receive a mix of cash and non-cash compensation. The compensation program was created and evaluated against market analysis conducted by an independent compensation consultant against our peer groups. For additional information on the compensation program for our named executive officers, including specific information about compensation in 2015, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

Accordingly, we will ask our stockholders to vote on the following resolutions at the 2016 Annual Meeting:

BE IT RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby ratified, confirmed, adopted and approved.

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting. Abstentions and broker non-votes will have the effect of a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF SAY
ON PAY.

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VIII. COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Compensation Program

Our executive compensation program is determined and proposed by our Compensation Committee and is approved by our Board of Directors. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our other executive officers.

Executive Employment Agreements

In October 2013, we entered into an employment agreement with Anthony C. Humpage, our Chief Executive Officer, with no specific term. Each party has the right to terminate the agreement within the parameters outlined in the agreement. In exchange for services rendered, Mr. Humpage is entitled to receive a base salary of $300,000 per year, subject to annual increases, and be eligible for an annual incentive bonus based on defined performance targets, of up to 120% of the annual base salary. The Company can terminate the agreement with cause, or upon a change in control, as defined in the agreement and under certain circumstances, Mr. Humpage may be eligible to receive termination benefits.

In addition to the annual incentive bonus, Mr. Humpage is eligible to receive:

○ Other incentives based on the achievement of goals specified by our Compensation Committee;

○ Additional discretionary bonuses from time to time as determined by our Compensation Committee; and

○ Reimbursement for certain specified expenses.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

○ The program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

○ The program adequately rewards performance which is tied to creating stockholder value.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) grants of stock options and restricted stock.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our executive officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align executive officers’ long-term interests with stockholders’ long- term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and stock option grants are the elements of our executive compensation program designed to reward performance and thus the creation of stockholder value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each executive officer that we believe achieves our compensation objectives. In determining our current executive compensation program and the amounts of compensation for each component of our program, the Compensation Committee evaluates the current executive compensation data for companies in our industry. The Compensation Committee believes that our current executive compensation program is appropriate based on the evaluation of the compensation paid by companies in our industry for similarly situated employees.

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Role of Compensation Committee and Executive Officers in Compensation Decisions

The role of our Compensation Committee is to oversee our compensation programs and retirement plans and policies and review and approve all compensation decisions relating to the Company’s Named Executive Officers, including our Chief Executive Officer. Our Compensation Committee reviews, and in consultation with the entire Board of Directors and our Chief Executive Officer (other than with respect to his own compensation), makes all compensation decisions for the Named Executive Officers. The Compensation Committee reviews and recommends and the independent members of the Board of Directors approves the annual compensation package of our Chief Executive Officer.

Our Compensation Committee intends to meet with our Chief Executive Officer at least annually to review the performance of the other executive officers, receive the recommendations of the Chief Executive Officer on the executive officers compensation and approve their annual compensation packages. This meeting is intended to include a review by the Chief Executive Officer of the performance of each Named Executive Officer who reports directly to our Chief Executive Officer.

Setting Executive Compensation

In furtherance of the philosophy and objectives described above, in setting compensation for our executive officers, our Compensation Committee considered data obtained from the consulting firm of Pearl Meyer & Partners, in addition to other factors, to assess competitive pay levels and establish compensation targets for base salary, annual incentives and long-term incentives. The data from the Pearl Meyer & Partners surveys reflects compensation practices of companies in the education industry with annual revenue and free cash flow that are comparable to our own, and includes data for executives with responsibilities cutting across the entire enterprise (“Survey Group”).

Base Salary

We provide our executive officers and other employees with a base salary designed to compensate them for the day-to-day services rendered to us during the fiscal year. Our Compensation Committee reviews each executive officer’s salary and performance annually. Market data from the Survey Group is used to determine base salary ranges for our executive officers based on the position and responsibility. An executive officer’s actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and internal pay-equity considerations. Specific salary increases take into account these factors and the current market for management talent. Salary increases are considered by the Compensation Committee each year.

Annual Incentive Compensation

We have an Executive Incentive Plan (the “Bonus Plan”) for our executive officers and other participating employees. The Bonus Plan, administered by the Compensation Committee, provides that the Compensation Committee will determine the total amount of performance incentive bonuses to be paid to participants under the Bonus Plan. Bonuses are based upon specific measures of our financial performance and achievement of each participant’s agreed upon annual goals.

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Specifically, the Bonus Plan provides for target bonuses as a percent of each participant’s yearly salary. The target bonuses for our executive officers are as follows:

Chief Executive Officer—116%

Senior Executive Officers—48-70%

Vice Presidents and key employees—44% to 49%, as specified

Junior employees may participate in the plan as designated.

Payouts under the Bonus Plan are subject to the approval of the Compensation Committee following the finalization of our annual financial results and are based upon the following metrics: (i) Total Annual Cash Sales, (ii) Overall Adjusted EBITDA, (iii) increase in Adjusted EBITDA and (iv) achievement of the participant’s individual goals.

Equity Incentive Compensation

The Company’s 2015 Incentive Plan was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. We believe that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. We believe that equity based incentive compensation plans, such as the Incentive Plan, increase our ability to achieve this objective, and, by allowing for several different forms of long-term equity based incentive awards, help us to recruit, reward, motivate and retain talented employees and other service providers. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015.

Prior to our acquisition of Tigrent Inc.’s business on November 7, 2014 through a merger transaction, we provided equity based incentive compensation under an equity incentive plan by Tigrent Inc.

Deferred Compensation Plans

We do not have a deferred compensation plan.

Retirement Benefits

We have a 401(k) employee savings plan for eligible employees that provides for a matching contribution from us, determined each year at our discretion.

Medical, dental, life insurance and disability coverage.

We provide other benefits such as medical, dental and life insurance and disability coverage to each Named Executive Officer in benefits plans that are also provided to all eligible U.S. based salaried employees. Eligible employees can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package.

Deductibility of Executive Compensation

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limits the tax deduction for compensation in excess of $1.0 million paid to certain executive officers. However, performance based compensation can be excluded from the limit so long as it meets certain requirements. To qualify as “performance based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded. The Compensation Committee believes that the stock option grants previously awarded by the Company qualify as performance based compensation and satisfy the requirements for exemption under the Internal Revenue Code Section 162(m).

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For 2015, the annual salary paid to our Named Executive Officers did not exceed $1.0 million. Stock options granted under the terms of long-term incentives are exempt as performance based compensation for purposes of calculating the $1.0 million limit. To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Executive Compensation Tables

The following table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during the two fiscal years ended December 31, 2015 and 2014:

Summary Executive Compensation table

For the Years ended December 31, 2015 and December 31, 2014

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(3)	Total ($)
Anthony C. Humpage	2015	$325,000	$292,500	—	$617,500
Chief Executive Officer and Director	2014	$300,000	$237,064	—	$537,064
Christian A. J. Baeza	2015	$200,000	$56,280	$45,000	$301,280
Chief Financial Officer	2014	—	—	—	—
Charles F. Kuehne	2015	$175,878	—	—	$175,878
Executive Vice President & Chief Financial Officer	2014	$240,000	$10,500	—	$250,500
Iain Edwards(2)	2015	$225,000	$123,750	$112,500	$461,250
Chief Operating Officer	2014	$247,700	$112,825	—	$360,525
James E .May	2015	$240,000	$78,200	$120,000	$438,200
Chief Administrative Officer and General Counsel	2014	$214,615	$30,000	—	$244,615

(1)	Bonus reflects discretionary cash bonuses paid during the year indicated.

(2)	Salary includes amounts paid to Mr. Edwards’s consulting company for work related to non-U.K. services.

(3)	The Company’s 2015 Equity Plan (the “2015 Incentive Plan”) was approved by the stockholders at our annual meeting of stockholders on July 16, 2015. The 2015 Incentive Plan reserves 5,000,000 shares of our Common Stock for stock options, restricted stock, and a variety of other types of equity awards. The text of the 2015 Incentive Plan is included in the attachment marked as Appendix B to the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 16, 2015. The financial activity pertaining to our employees and directors under the 2015 Incentive Plan is reflected in our consolidated financial statements presented herein. During the year ended December 31, 2015 pursuant to the 2015 Incentive Plan we awarded 714,019 shares of restricted stock to our employees, which are subject to a three-year cliff vesting and 208,967 shares of restricted stock to members of the board of directors, which are subject to a two-year cliff vesting. No Tigrent Inc, awards were granted to our Named Executive Officers in 2014 or 2015.

As of December 31, 2015, there were no outstanding option awards for any of our Named Executive Officers.

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Potential Payments Upon Termination or Change in Control

The employment agreement with our Chief Executive Officer provides for payments upon termination without “cause”, as defined in the agreement, of six months base salary plus a prorated termination bonus. Upon a change in control as defined in the agreement, the CEO shall only receive amounts earned by him but not yet paid as of the termination date but may and is eligible to receive certain basic employee benefits for twelve additional months after termination.

Our Named Executive Officers have also signed our standard confidentiality and non-competition agreement that applies for certain time periods following the employee’s termination of employment for any reason. The non-competition time period after termination of employment is generally one to two years.

Independent Compensation Consultant

We have engaged an independent compensation consultant that researches compensation information and programs across our peer groups in order to provide our Compensation Committed with appropriate and sufficient information in determining elements of our executive compensation. Our compensation program is evaluated against such market analysis annually prior to the end of each fiscal year to ensure our executive compensation is appropriately determined every year.

Compensation Committee Report

We, the members of the Compensation Committee, have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James K. Bass, Chair

Peter W. Harper

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IX. OTHER MATTERS

Cost of Soliciting Your Proxy.

We will pay the expenses for the preparation and mailing of the proxy materials and the solicitation by the Board of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy, in person or by telephone, mail, facsimile or other means of communication.

Other Business.

We do not know of any other matters that may be presented for action at the meeting other than those described in this Proxy Statement. If any other matter is properly brought before the meeting, the proxy holders will vote on such matter in their discretion.

Stockholder Proposals for the 2017 Annual Meeting.

Stockholders intending to present a proposal at the 2017 annual meeting and have it included in our proxy statement for that meeting must submit the proposal in writing to Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904, attention: Corporate Secretary. We must receive the proposal no later than December 5, 2016.

Stockholders of record wishing to present a proposal or nomination at the 2017 annual meeting, but not requiring the proposal be included in our proxy statement must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting, provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year’s meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Company must receive notice of such a proposal or nomination for the 2017 annual meeting no earlier than February 20, 2017, and no later than March 21, 2017. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

Stockholders Sharing an Address.

Consistent with notices sent to record stockholders sharing a single address, we are sending only one Notice, Annual Report and Proxy Statement to that address unless we received contrary instructions from any stockholder at that address. This “householding” practice reduces our printing and postage costs. Stockholders may request or discontinue householding, or may request a separate copy of the Notice, Annual Report or Proxy Statement as follows:

●	Record stockholders wishing to discontinue or begin householding, should contact our Corporate Secretary, Constance Schwarberg, Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

●	Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

●	Any householded stockholder may request prompt delivery of a copy of the Annual Report or Proxy Statement by contacting our Corporate Secretary, Constance Schwarberg at (239)-540-6582 or may write to our Corporate Secretary at, Legacy Education Alliance, Inc., 1612 Cape Coral Parkway East, Cape Coral, Florida 33904. Instructions for requesting such materials are also included in the Notice.

Disclaimer.

Information contained on our website is not incorporated by reference into this Proxy Statement or any other report filed with the SEC.

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Legacy Education Alliance, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 9, 2016

10:00 am Eastern Time

Hampton Inn & Suites Cape Coral/Fort Myers Area, FL

619 S.E. 47th Terrace

Cape Coral, FL 33904

ADMISSION TICKET

LEGACY EDUCATION ALLIANCE, INC.’s 2016 ANNUAL MEETING OF STOCKHOLDERS WILL BE HELD AT 10:00am (EASTERN TIME) ON THURSDAY, JUNE 9, 2016, AT THE HAMPTON INN & SUITES – CAPE CORAL/FORT MYERS AREA, FL, 619 S.E. 47TH TERRACE, CAPE CORAL, FL 33904. If you plan to attend the Annual Meeting of Stockholders, keep this form as your ticket for admission to our Annual Meeting. Please also remember to bring personal identification as you may be required to present appropriate identification together with this admission ticket to be able to attend our annual meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of Legacy Education Alliance, Inc., which you are entitled to vote or to direct the voting of.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the Annual Meeting and vote by ballot, your shares cannot be voted.

(PLEASE DETACH PROXY CARD)

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LEGACY EDUCATION ALLIANCE, INC.

c/o Corporate Secretary

1612 Cape Coral Parkway East

Cape Coral, Florida 33904

BALLOT INSTRUCTIONS FOR REGISTERED STOCKHOLDERS

Your vote is important. Please vote immediately.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Legacy Education Alliance, Inc., c/o Corporate Secretary, 1612 Cape Coral Parkway East, Cape Coral, Florida 33904.

ALL PROXIES MUST BE RECEIVED PRIOR TO

THE CONCLUSION OF VOTING AT THE ANNUAL MEETING

KEEP THIS PORTION FOR YOUR RECORDS

LEGACY EDUCATION ALLIANCE, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints James E. May, our Executive Vice President & General Counsel, or Constance Schwarberg, our Corporate Secretary, as proxy with full power of substitution, to vote as designated on the reverse side, for director substitutes if any nominees become unavailable, and in their discretion, on matters properly brought before the Annual Meeting and on matters incident to the conduct of the Annual Meeting, all of the shares of common stock, par value $0.0001, of Legacy Education Alliance, Inc. that the undersigned has the power to vote at the Annual Meeting of Stockholders to be held on Thursday, June 9, 2016, or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.

This Proxy when properly executed will be voted as directed. If no direction is indicated, this Proxy will be voted as follows:

● FOR the election of the four nominees for directors named in the Proxy Statement
(James K. Bass, Peter W. Harper, Anthony C. Humpage and Cary Sucoff);

● FOR the ratification of the appointment of MaloneBailey, LLP as our independent auditors for the year ending December 31, 2016; and

● FOR the approval of Say on Pay.

(CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE)

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Legacy Education Alliance, Inc.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3

Your vote with respect to any of the matters indicated below is for, against or to withhold or to abstain (as you indicate below) the resolutions that are set out in full in the proxy statement on the page indicated.

PROPOSAL NO. 1—ELECTION OF DIRECTORS:

To withhold authority to vote for any individual nominee(s), mark the box for such nominee(s) under the column “For All Except” below.

	For All	Withhold All	For All Except
(01) James K. Bass			☐
(02) Peter W. Harper			☐
(03) Anthony C. Humpage			☐
(04) Cary Sucoff			☐
(Page 4 of the Proxy Statement)	☐	☐

Vote on proposals	For	Against	Abstain
PROPOSAL NO. 2.—Ratification of the Appointment of MaloneBailey, LLP as our independent auditors for the year ending December 31, 2016 (Page 12 of the Proxy Statement)	☐	☐	☐

PROPOSAL NO. 3.—Approval of Say on Pay (Page 16 of the Proxy Statement)	☐	☐	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2016

Signature

Print Name

PLEASE MARK, SIGN, AND DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS. ☐